Exhibit 2.5

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE PURCHASE AGREEMENT

by and among

[Buyer],

PLANET 13 HOLDINGS INC.,

[Seller],

and

HARVEST HEALTH & RECREATION INC.

dated as of

August 31, 2021

LICENSE PURCHASE AGREEMENT

This License Purchase Agreement (this “Agreement”), dated as of August 31, 2021 (the “Effective Date”), is entered into by and among [Buyer], a Florida corporation (which shall be renamed “Planet 13 Florida Inc.” promptly following the Effective Date) (“Buyer”), Planet 13 Holdings Inc., a British Columbia corporation (“Buyer Parent”), [Seller], a Florida corporation (“Seller”) and Harvest Health & Recreation Inc., a British Columbia corporation (“Seller Parent”).

WHEREAS, Seller owns a Medical Marijuana Treatment Center license number MMTC-2016-0006 (the “License”) issued by the Florida Department of Health to Seller; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, the License, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Bill of Sale, the Escrow Agreement and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York City.

“Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, to the extent that such law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960, and any state controlled substances acts.

“CSE” means the Canadian Securities Exchange.

“Disclosure Schedules” means the Disclosure Schedules, if any, delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

 “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Agent” means GLAS Americas LLC, New York limited liability company.

“Fraud” means actual common law fraud in the making of a representation, warranty, or other statement committed by a Person making such representation, warranty, or statement with the intent to deceive another Person, and to induce any Person to enter into this Agreement or any Ancillary Document and requires (a) a false representation, warranty, or statement of material fact; (b) actual knowledge or belief that such representation, warranty, or statement is false; (c) an intention to induce such other Person to whom such representation, warranty, or statement was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation, warranty, or statement to take or refrain from taking action; and (e) causing such Person or any party hereto to suffer damage by reason of such reliance.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including, without limitation, the OMMU and any local licensing authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any foreign or United States statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; provided, however, that the parties acknowledge and agree that Cannabis Laws shall not be deemed to be Law.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

 “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to: (a) the License; or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (vii) any natural or manmade disaster or acts of God, including the COVID-19 virus or any other epidemic or pandemic; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Seller, taken as a whole, compared to other participants in the industries in which Seller conducts its business.
“OMMU” means the Florida Department of Health’s Office of Medical Marijuana Use.

“OMMU Approval” means the approval by the OMMU necessary to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Remaining Deposit Notice” means a written notice from Seller to Buyer setting forth the closing date of the transactions contemplated by that certain Arrangement Agreement, dated May 10, 2021 (the “Arrangement Agreement”), between Seller Parent and Trulieve Cannabis Corp., a British Columbia corporation (the “Harvest/Trulieve Transaction”).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

 “Security Interest” means that security interest in the License granted by Seller pursuant to the Security Agreement, dated as of December 20, 2019, by and among Seller, the other “Grantors” party thereto, and Odyssey Trust Company, as collateral trustee (the “Collateral Trustee”), to secure obligations of Seller Parent under the Trust Indenture, dated as of December 20, 2019, by and between Harvest and the Collateral Trustee

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Steve White or Nicole Stanton following due inquiry.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Tax Return” means any and all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund).

ARTICLE II
PURCHASE AND SALE OF LICENSE

Section 2.01 Purchase and Sale of License. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under the License. Other than the License, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the transaction contemplated by this Agreement (collectively, the “Excluded Assets”).

Section 2.02 Buyer Liabilities; Excluded Liabilities.

(a) Buyer agrees to pay, perform and discharge when due any and all Liabilities arising out of or relating to Buyer’s ownership of the License or the operation of the business to be conducted by Buyer and its Affiliates under the License on or after the Closing Date.

(b) Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller and its Affiliates of any kind or nature, including any and all Liabilities arising out of or relating to Seller’s ownership of the License or the operation of the business conducted by Seller and its Affiliates under the License prior to the Closing Date (collectively, the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.03 Purchase Price. The aggregate purchase price for the License shall be US$55,000,000 (the “Purchase Price”), payable as follows:

(a) Upon the execution of the Escrow Agreement, Buyer shall deposit US$2,000,000 (the “Initial Deposit”) with the Escrow Agent which shall be held by the Escrow Agent in an escrow account (the “Escrow Account”) pursuant to the terms and conditions of this Agreement and the escrow agreement entered into as of even date herewith by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”). Each party shall deliver to the Escrow Agent its respective documents required for the Escrow Agent to complete its “Know Your Customer” compliance identity verification no later than three Business Days following the Effective Date. Buyer and Seller acknowledge and agree that the Escrow Agreement is in final form (as between Buyer and Seller) as of the Effective Date, and Buyer and Seller shall execute the Escrow Agreement as promptly as possible following the Effective Date.

(b) Within two Business Days of Buyer’s and the Escrow Agent’s receipt of the Remaining Deposit Notice from Seller, Buyer shall deposit US$53,000,000 (the “Remaining Deposit”) with the Escrow Agent which shall be held by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement; provided, that [Remaining Deposit Notice timing requirement]; provided, further that, if the Closing under this Agreement does not occur within [Remaining Deposit timing requirement] following the funding of the Remaining Deposit, if Buyer, in its sole discretion, so chooses, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to request the return to Buyer of the Remaining Deposit. Upon the return of the Remaining Deposit to Buyer, Seller shall be obligated to send another Remaining Deposit Notice to Buyer and the Escrow Agent in order for Buyer to re-deposit the Remaining Deposit with the Escrow Agent.

(c) At the Closing, the Escrow Agent shall release the entire Purchase Price (i.e., the Initial Deposit plus the Remaining Deposit) to Seller in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

ARTICLE III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), within five Business Days after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing; provided, that notwithstanding anything to the contrary herein, Buyer and Seller hereby agree that the Closing shall take place simultaneously upon the consummation of the Harvest/Trulieve Transaction. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Funds to Seller in accordance with this Agreement and the Escrow Agreement. In addition, Seller shall deliver to Buyer the following:

(i) a bill of sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Seller;

(iii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iv) a certificate from a duly authorized officer of Seller certifying that attached thereto are true and complete copies of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby; and

(v) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) evidence that Buyer has obtained a performance bond (or its equivalent) that satisfies the requirements of section 381.986(8)(b)7, Florida Statutes;

(ii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(iii) a certificate from a duly authorized officer of Buyer certifying that attached thereto are true and complete copies of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby; and

(iv) such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

Section 4.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Seller Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. Each of Seller and Seller Parent has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller or Seller Parent, as applicable, is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Seller Parent of this Agreement and any Ancillary Document to which Seller or Seller Parent, as applicable, is a party, the performance by each of Seller and Seller Parent of its obligations hereunder and thereunder, and the consummation by each of Seller and Seller Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Seller Parent, as applicable. This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of Seller and Seller Parent enforceable against Seller and Seller Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts or Consents. The execution, delivery and performance by each of Seller and Seller Parent of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the articles of incorporation, bylaws or other constating documents of Seller or Seller Parent; (b) violate or breach any provision of any Law or Governmental Order applicable to Seller, Seller Parent or the License; or (c) except for the OMMU Approval, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority or any other Person by or with respect to Seller or Seller Parent in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Title to License. Except for the Security Interest, Seller has good and valid title to the License, free and clear of all Encumbrances.

Section 4.04 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or Seller Parent: (a) relating to or affecting the License, which if determined adversely to Seller or Seller Parent, as applicable, would result in a Material Adverse Effect; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Document.

(b) There are no outstanding Governmental Orders against, relating to or affecting the License which would have a Material Adverse Effect.

Section 4.05 Compliance with Laws; License. Seller is in compliance in all material respects with all Laws applicable to the ownership and use of the License. Neither Seller nor Parent has received any written communication from any Governmental Authority or other Person that remains unresolved as of the Effective Date that alleges that Seller is not in material compliance with any such Laws. The License is in good standing, is valid and is in full force and effect. All fees and charges with respect to the License as of Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of the License. The License was obtained in compliance with Law. The License has a current expiration date of October 26, 2022 (the “License Expiration Date”), and Seller is not aware of any reason the License will not be renewed or capable of being renewed on or before the License Expiration Date.

Section 4.06 Brokers. Except for Canaccord Genuity Corp., no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.07 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules, if any), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 5.01 Organization and Authority of Buyer. Buyer is a Florida corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Buyer Parent is a corporation duly incorporate, validly existing and in good standing under the Laws of the Province of British Columbia. Buyer has been registered to do business in the State of Florida for at least five consecutive years prior to the Effective Date, as required by section 381.986(8)(b)1., Florida Statutes. Each of Buyer and Buyer Parent has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer or Buyer Parent, as applicable, is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Buyer Parent of this Agreement and any Ancillary Document to which Buyer or Buyer Parent, as applicable, is a party, the performance by each of Buyer and Buyer Parent of its obligations hereunder and thereunder and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Buyer Parent, as applicable. This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of Buyer and Buyer Parent enforceable against Buyer and Buyer Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the articles of incorporation, bylaws or other constating documents of Buyer or Buyer Parent; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer or Buyer Parent; (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer or Buyer Parent is a party; or (d) except for the OMMU Approval, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority or any other Person by or with respect to Buyer or Buyer Parent in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Capitalization. One hundred percent (100%) of the issued and outstanding stock of Buyer is owned by Buyer Parent. No individual or entity who directly or indirectly owns, controls, or holds with power to vote five percent or more of the voting interests of Buyer has any direct or indirect ownership or control of any voting interests or other form of ownership of any Florida licensed medical marijuana treatment center. No individual or entity who has any direct or indirect ownership or control of any voting interests or other form of ownership of Buyer directly or indirectly owns, controls, or holds with power to vote five percent or more of the voting interests of any Florida licensed medical marijuana treatment center.

Section 5.04 Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to build out and construct cultivation and dispensary facilities for the operation of its cannabis business under the License and the financial ability to maintain such operations for at least two years. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or Buyer Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Brokers. Except for Beacon Securities Limited, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the License. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules, if any); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the License or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules, if any).

ARTICLE VI
COVENANTS

Section 6.01 Confidentiality. The parties hereto acknowledge and agree that the Confidentiality Agreement, dated as of August 26, 2021 between Buyer Parent and Harvest Enterprises, Inc. (the “Confidentiality Agreement”) remains in full force and effect and, in addition, each party covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided by any party to the other pursuant to this Agreement.

Section 6.02 Public Announcements. Unless otherwise required by applicable Law or stock exchange applicable to a party or its Affiliates, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that any party and its Affiliates may, without the prior written consent of other party(ies), make any public statement or disclosure to the extent the substance of such public statement or disclosure is consistent with any previous press release, statement or disclosure made in accordance with, or permitted by, this Section 6.02.

Section 6.03 Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents, if any, shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.05 Exclusivity. Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly (i) solicit, initiate or continue any discussions or negotiations with any Person concerning the actual or potential sale of the License, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning the actual or potential sale of the License or (iii) enter into any agreements or other instruments (whether or not binding) regarding any actual or potential sale of the License. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably lead to, any actual or potential sale of the License. In addition to the other obligations under this Section 6.05, Seller shall promptly (and in any event within one Business Day after receipt thereof by Seller, its Affiliates or its or their respective Representatives) advise Buyer orally and in writing of any bona fide proposal relating to the actual or potential sale of the License.

Section 6.06 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law or stock exchange requirement applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, including without limitation, the OMMU Approval. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) In furtherance of the foregoing:

(i) promptly following the Effective Date, but in no event more than one Business Day following the Effective Date, Seller will submit to the OMMU a request for approval of the transfer of the License from Seller to Buyer, which approval shall contain evidence of satisfaction of all regulatory requirements and Buyer’s plan of operation for the business to be conducted under the License, as described in greater detail on Schedule 1 attached hereto, and Buyer will use commercially reasonable efforts to cooperate and provide all information requested by Seller and/or required by the OMMU in connection with such request for approval; provided, however, the parties agree the request for approval contemplated by this Section 6.06(b)(i) shall not include the items set forth in Section 6.06(b)(ii); and

(ii) [Florida regulatory requirements Buyer covenants].

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i) respond within three Business Days following receipt to any inquiries by any Governmental Authority regarding any matter with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.07 Seller Parent Guaranty. Seller Parent hereby guarantees to Buyer the full, prompt and unconditional payment when due of all obligations of Seller to Buyer under this Agreement, including, without limitation, all indemnification obligations set forth in Article VIII. This guaranty is an absolute, unconditional, irrevocable and continuing guaranty of the full and punctual payment and performance of Seller’s obligations under this Agreement and not of their collectability only and is in no way conditioned upon any requirement that Buyer first attempt to collect any of the obligations under this Agreement from Seller or resort to any security or other means of obtaining their payment. Should Seller default in the payment or performance of any of the obligations under this Agreement, the obligations of Seller Parent as guarantor hereunder shall become immediately due and payable to Buyer, without demand or notice of any nature, all of which are expressly waived by Seller Parent.

Section 6.08 Buyer Parent Guaranty. Buyer Parent hereby guarantees to Seller the full, prompt and unconditional payment when due of all obligations of Buyer to Seller under this Agreement, including, without limitation, all indemnification obligations set forth in Article VIII. This guaranty is an absolute, unconditional, irrevocable and continuing guaranty of the full and punctual payment and performance of Buyer’s obligations under this Agreement and not of their collectability only and is in no way conditioned upon any requirement that Seller first attempt to collect any of the obligations under this Agreement from Buyer or resort to any security or other means of obtaining their payment. Should Buyer default in the payment or performance of any of the obligations under this Agreement, the obligations of Buyer Parent as guarantor hereunder shall become immediately due and payable to Seller, without demand or notice of any nature, all of which are expressly waived by Buyer Parent.

Section 6.09 Negative Covenants. From the Effective Date until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, and except as otherwise expressly permitted elsewhere in this Agreement, Seller shall not, and shall cause Seller Parent and its Affiliates not to: (i) pledge, encumber, sell, or otherwise allow any Encumbrance to be placed on, the License or any right, title, or interest in or to the License, or (ii) take or permit any action that would cause the License to not be in good standing or not be transferable or would, to Seller’s Knowledge, cause any of the representations and warranties set forth in Article IV to become untrue.

Section 6.10 Operation of the Business Between Signing and Closing. From the Effective Date until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall (i) conduct its business in the ordinary course of business consistent with past practice, (ii) comply in all material respects with applicable Law, including all Laws with respect to the License.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority or stock exchange applicable to a party or its Affiliates shall have enacted, issued, promulgated, enforced or entered any Governmental Order or decision which is in effect and has the effect of making the transactions contemplated by this Agreement illegal (excluding federal illegality with regards to marijuana being classified as a federally controlled substance), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The parties shall have received the OMMU Approval.

(c) No Action shall have been commenced or threatened against any party that seeks to enjoin or would prevent the Closing or would have a material impact on the License. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The CSE shall not have objected to the Closing of the transactions contemplated herein.

(d) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(e) All Encumbrances relating to the License shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(f) From the Effective Date, there shall not have occurred a Material Adverse Effect.

(g) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(d) Buyer shall have delivered the Purchase Price to the Escrow Agent pursuant to Section 2.03.

(e) Seller shall have simultaneously herewith closed the Harvest/Trulieve Transaction.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date; provided, however, that the representations and warranties in: (i) Section 4.01, Section 4.02, Section 4.03, Section 4.06 (collectively, the “Seller Fundamental Representations”), Section 5.01 and Section 5.06 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim related to the foregoing that alleges facts that, if true, would entitle the Buyer Indemnitees to recovery under this Article VIII.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer or any of its Affiliates contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or any of its Affiliates pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c) any Liability arising out of or relating to Buyer’s ownership of the License or the operation of the business to be conducted by Buyer and its Affiliates under the License on or after the Closing.

Section 8.04 Limits on Indemnification. Notwithstanding anything in this Article VIII to the contrary, in respect of the indemnification obligations provided for in Section 8.02:

(a) [Basket and cap limits on Seller indemnification obligations].

(b) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Seller Fundamental Representation or (ii) any Fraud or willful misconduct.

(c) Any payments by Seller pursuant to Section 8.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received (taking into account any increase in insurance premiums relating to recovery under any such applicable insurance policy) by Buyer in respect of any such claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Buyer shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event no later than five Business Days after the Indemnified Party becomes aware of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or material defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within three Business Days following receipt of notice of such Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim and such offer (i) does not lead to liability or the creation of a financial or other obligation on the part of the Indemnified Party, (ii) in the reasonable opinion of the Indemnified Party, would not be material adverse to its business or the License and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any indemnification claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than five Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 10.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within 10 days of Seller’s receipt of written notice of such breach from Buyer, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach from Seller, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Buyer or Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e) by Seller by written notice to Buyer if the OMMU Approval has not been obtained by the date that is 90 days from the Effective Date (the “Outside Date”); provided, however, that Seller may elect to extend the Outside Date for additional 30-day periods until May 1, 2022 by written notice to Buyer no later than three Business Days prior to the Outside Date and the expiration of any applicable 30-day period; provided, further, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to Seller if Seller’s failure to fulfill in any material respect any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement is the primary cause of the failure to obtain the OMMU Approval on or before the Outside Date;

(f) by Seller by written notice to Buyer upon any termination of the Arrangement Agreement; or

(g) by Buyer by written notice to Seller if Closing shall not have occurred by May 1, 2022; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to Buyer if Buyer’s failure to fulfill in any material respect any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement is the primary cause of the failure to close on or before May 1, 2022.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in Section 6.01, this Article IX and Article X hereof;

(b) (i) if this Agreement is terminated pursuant to Section 9.01(c) or Section 9.01(e), then Buyer and Seller shall promptly provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Initial Deposit to Seller, and Seller shall retain the Initial Deposit in consideration of the opportunity cost of the Company’s exclusivity with Buyer pursuant to this Agreement; and (ii) if this Agreement is terminated pursuant to any other subsection of Section 9.01, then Buyer and Seller shall promptly provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Initial Deposit to Buyer;

(c) if this Agreement is terminated pursuant to Section 9.01(a), Section 9.01(b), Section 9.01(d), Section 9.01(e), Section 9.01(f) or Section 9.01(g), and Buyer has deposited the Remaining Deposit with the Escrow Agent pursuant to Section 2.03, then Buyer and Seller shall promptly provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Remaining Deposit to Buyer;

(d) if this Agreement is terminated pursuant to Section 9.01(c), Buyer will pay to Seller as liquidated damages $2,000,000 (the “Termination Fee”) as follows: (i) if Buyer has not yet deposited the Remaining Deposit with the Escrow Agent pursuant to Section 2.03 at the time of such termination, then by wire transfer of immediately available funds within five Business Days after such termination; or (ii) if Buyer has already deposited the Remaining Deposit with the Escrow Agent pursuant to Section 2.03 at the time of such termination, then Buyer and Seller shall promptly provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Termination Fee to Seller and the remaining amount of the Remaining Deposit to Buyer; and

(e) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

The parties acknowledge that the agreements contained in Section 9.02(b)(i) and Section 9.02(d) are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement, and that the releasing of the Initial Deposit to Seller in accordance with Section 9.02(b)(i) and the Termination Fee represent liquidated damages, which are a genuine pre-estimate of the damages, including opportunity costs, which the Seller will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Buyer irrevocably waives any rights it may have to raise as a defense that any such liquidated damages are excessive or punitive. Seller agrees that the payment of the Initial Deposit to Seller under Section 9.02(b)(i) and the Termination Fee are the sole remedies of Seller against Buyer in respect of the termination of this Agreement pursuant to Section 9.01(c) or Section 9.01(e), as applicable; provided however, that nothing shall preclude Seller from pursuing additional damages, including for lost opportunities or other consequential losses, in the event of any intentional breach by Buyer of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer or Buyer Parent: [Buyer contact information]

If to Seller or Seller Parent: [Seller contact information]

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement, if any; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, if any, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Disclosure Schedules. To the extent there are Disclosure Schedules attached to this Agreement, this Section 10.04 shall apply. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules, if any (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MUST BE INSTITUTED IN THE LEON COUNTY CIRCUIT COURT LOCATED IN TALLAHASSEE, FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Reformation. This Agreement and the transactions contemplated herein may be subject to review and approval by one or more Governmental Authority, including but not limited to the OMMU and applicable local licensing authorities. If a Governmental Authority determines this Agreement or any Ancillary Document must be reformed, the parties shall negotiate in good faith to so reform such agreement according to the Governmental Authority’s requirements while effectuating the original intent of such agreement as near as possible.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective authorized agents.

BUYER:

[Buyer]

/s/ Robert Groesbeck
Name: Robert Groesbeck
Title: Co-CEO

/s/ Larry Scheffler
Name: Larry Scheffler
Title: Co-CEO

BUYER PARENT:

Planet 13 Holdings Inc.

/s/ Robert Groesbeck
Name: Robert Groesbeck
Title: Co-CEO

/s/ Larry Scheffler
Name: Larry Scheffler
Title: Co-CEO

SELLER:

[Seller]

/s/ Steve White
Name: Steve White
Title: Chief Executive Officer

SELLER PARENT:

Harvest Health & Recreation, Inc.

/s/ Steve White
Name: Steve White
Title: Chief Executive Officer

Exhibit A

FORM OF BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, [Seller], a Florida corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to [Buyer], a Florida corporation (“Buyer”), all of its right, title, and interest in and to the License, as such term is defined in the License Purchase Agreement, dated as of August 31, 2021 (the “Purchase Agreement”), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Seller makes no representation or warranty with respect to the License except as specifically set forth in the Purchase Agreement.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of [DATE]

SELLER: [Seller] Name: Steve White Title: Chief Executive Officer

Schedule 1

BUYER’S PLAN OF OPERATION

1. A description of Buyer’s technical and technological ability to cultivate and produce marijuana, including, but not limited to, low-THC cannabis, and a summary of the methods that will be utilized to cultivate and produce such products in Florida.

2. A description of Buyer’s ability to secure the premises, resources, and personnel necessary to operate as a medical marijuana treatment center.

3. A description of Buyer’s ability to maintain accountability of all raw materials, finished products, and any byproducts to prevent diversion or unlawful access to or possession of these substances.

4. A description of Buyer’s current and intended infrastructure that will be utilized to cultivate, process, and dispense marijuana, including a timeline for buildout of all such infrastructure.

5. A description of Buyer’s financial ability to maintain operations for the duration of the 2-year approval cycle.

6. An organization chart listing all Buyer’s owners, officers, directors, and managers.

7. A description of the medical director who will be employed to supervise Buyer’s medical marijuana treatment center activities, including a curriculum vitae, copy of the medical director’s license, and a copy of the continuing education certificate required for medical directors.